Exhibit 99.1

ISSI Announces Second Quarter Fiscal Year 2005 Results

          SANTA CLARA, Calif., April 25 /PRNewswire-FirstCall/ -- Integrated Silicon Solution, Inc. (Nasdaq: ISSI) today reported its financial results for the second fiscal quarter ended March 31, 2005.

          Revenue in the second fiscal quarter ending March 31, 2005 was $35.7 million, compared with $30.6 million in the December 2004 quarter and $51.5 million in the March 2004 quarter.  The Company reported a net loss for the March 2005 quarter of ($13.8) million or ($0.38) per diluted share.  This includes a write down of inventory in accordance with Generally Accepted Accounting Principles (GAAP) of $1.3 million or ($0.04) per share, a charge of $1.1 million against the Company’s facility lease or ($0.03) per share, and a charge of $9.3 million for the equity interest in ICSI in Taiwan or ($0.26) per share.  These results compare with a net profit for the March 2004 quarter of $12.5 million or $0.34 per share on a diluted share basis.

          “Revenue grew by 17% sequentially in the March quarter,” said Jimmy Lee, ISSI’s Chairman and CEO.  “In the same period, we reduced our US work force by 33% and are relying much more on our Taiwan team for certain functions.”

          The Company also reported that it is proceeding with the acquisition of ICSI in Taiwan.  “On a combined basis, we believe we can achieve higher revenue and benefit from greater economies of scale,” said Jimmy Lee.

          About the Company
          ISSI is a fabless semiconductor company that designs and markets high performance integrated circuits for the following key markets: (i) digital consumer electronics, (ii) networking, (iii) mobile communications and (iv) automotive electronics. The Company’s primary products are high speed and low power SRAM and low and medium density DRAM. The Company also designs and markets EEPROM, wireless chipsets, SmartCards and is developing selected non- memory products focused on its key markets. ISSI is headquartered in Silicon Valley with worldwide offices in China, Europe, Hong Kong, India, Korea and Taiwan. Visit our web site at www.issi.com.

          Safe Harbor Statement
          The statements in this press release regarding the acquisition of ICSI in Taiwan, achieving higher revenue on a combined basis, and benefiting from greater economies of scale are forward-looking statements that are subject to risks.  Actual results may differ materially from current expectations due to many factors, including our ability to retain the revenue stream of ICSI, our ability to effectively transfer work assignments to Asia, our ability to reduce operating expenses, and de-stabilizing events in the marketplace. Further, ISSI could have our actual results differ from current expectations due to reductions in average selling prices, manufacturing yields, order cancellations, order rescheduling, decreasing demand, product warranty claims, competition, the level and value of inventory held by OEM customers, or other factors.  Stockholders of ISSI are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made.  ISSI does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances, or new information after this April 25, 2005 press release, or to reflect the occurrence of unanticipated events.  Further information that could affect the Company’s results is detailed in ISSI’s periodic filings with the Securities and Exchange Commission, including its report on Form 10Q for the quarter ended December 31, 2004.

Integrated Silicon Solution, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,

	2005	2004	2005	2004

Net sales	$35,674	$51,504	$66,249	$91,759
Cost of sales	31,148	39,619	67,499	70,922
Gross profit (loss)	4,526	11,885	(1,250)	20,837
Operating expenses:
Research and development	4,636	5,381	9,726	9,921
Selling, general and administrative	5,388	4,162	9,609	8,053
In-process technology	435	—	435	—
Total operating expenses	10,459	9,543	19,770	17,974
Operating income (loss)	(5,933)	2,342	(21,020)	2,863
Other income (expense), net	820	896	1,426	992
Gain on sale of other investments	535	8,740	2,905	8,740
Income (loss) before income taxes, minority interest and equity in net (income) loss of affiliated companies	(4,578)	11,978	(16,689)	12,595
Provision for income taxes	16	366	17	378
Income (loss) before minority interest and equity in net income (loss) of affiliated companies	(4,594)	11,612	(16,706)	12,217
Minority interest in net loss of consolidated subsidiary	91	—	186	—
Equity in net income (loss) of affiliated companies	(9,328)	900	(10,642)	1,190
Net income (loss)	$(13,831)	$12,512	$(27,162)	$13,407
Basic net income (loss) per share	$(0.38)	$0.38	$(0.75)	$0.43
Shares used in basic per share calculation	36,460	33,350	36,346	31,000
Diluted net income (loss) per share	$(0.38)	$0.34	$(0.75)	$0.39
Shares used in diluted per share calculation	36,460	36,550	36,346	34,242

Integrated Silicon Solution, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31, 2005	Sept. 30, 2004

	(unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$38,100	$17,015
Restricted cash	314	1,500
Short-term investments	75,650	120,450
Accounts receivable	23,354	26,733
Inventories	36,018	44,718
Other current assets	1,771	1,541
Total current assets	175,207	211,957
Property, equipment, and leasehold improvements, net	4,997	5,622
Other assets	85,978	83,285
Total assets	$266,182	$300,864
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$20,863	$30,493
Accrued compensation and benefits	2,180	2,431
Accrued expenses	6,344	4,903
Total current liabilities	29,387	37,827
Minority interest	1,675	—
Stockholders’ equity:
Common stock	4	4
Additional paid-in capital	338,209	336,524
Accumulated deficit	(121,005)	(93,843)
Unearned compensation	(172)	(218)
Accumulated comprehensive income	18,084	20,570
Total stockholders’ equity	235,120	263,037
Total liabilities and stockholders’ equity	$266,182	$300,864

(1) Derived from audited financial statements.

SOURCE  Integrated Silicon Solutions, Inc.
            -0-                                                            04/25/2005
          /CONTACT:  Gary L. Fischer, President & COO of Integrated Silicon Solutions, Inc., +1-408-969-4612, or ir@issi.com/
          /Web site:  http://www.issi.com /